EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

Tel: (201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Return to Profitability with Record Backlog of $65.6 Million

NEWTOWN, PA, August 2, 2006 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the quarter and six months ended June 30, 2006.

Financial highlights for the second quarter of 2006 include:

•	Service revenue increased 46.2% to $8.0 million from $5.5 million during the second quarter of 2005.

•	The second quarter of 2006 was profitable, with income from operations of $18,000 as compared to a loss from operations of $1.2 million during the same period in 2005.

•	Net income was $80,000, or $0.01 per fully diluted share, as compared to second quarter 2005 net loss of $713,000 or $0.06 per fully diluted share.

•	Service revenue was derived from 222 projects for 102 clients.

•	Backlog increased 39.3% to $65.6 million as of June 30, 2006 from $47.1 million as of June 30, 2005.

Financial highlights for the six months ended June 30, 2006 include:

•	Service revenue increased 38.5% to $15.2 million as compared to $11.0 million during the six months ended June 30, 2005.

•	Loss from operations was $176,000 as compared to a loss from operations of $2.9 million during the six months ended June 30, 2005.

•	Net income was $24,000, or $0.00 per fully diluted share as compared to net loss of $1.7 million, or $0.15 per fully diluted share during the six months ended June 30, 2005.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are very pleased to have returned to profitability during this past quarter. We are focused on improving our profitability through continuous process improvements and efficiencies as our core clinical trial service revenues continue to grow. Our record backlog of $65.6 million is indicative of the strength of the demand for our clinical trial services.”

“Based on the performance seen in the first six months of 2006, we are increasing our 2006 service revenue guidance to a range of $29-$31 million for the year (from the previous guidance of $28-$30 million), representing a 22.3% year-over-year increase based on the mid-point of the range, and reiterate that we will be profitable for the full year 2006.”

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Results for the second quarter of 2006 include CapMed revenue and operating expenses of $124,000 and $463,000 respectively. For the six months ended June 30, 2006, revenue at CapMed was $210,000 and operating expenses were $1.0 million.

Mr. Weinstein added, “Although we have reiterated our company-wide guidance to be profitable for the full year 2006, we continue to experience lengthy sales cycles in the CapMed division and despite the substantial number of opportunities we are pursuing for our personal health record software and Personal HealthKeyTM, we expect the CapMed division will not be profitable for the full year 2006. We continue to make progress in the development of our .Net conversion and web portal strategy and we believe that the completion of these projects will accelerate the sales cycle for some of the opportunities we are pursuing. We are confident that we are headed in the right direction and pleased that the CapMed Division won the first-place award in the Personal Health Record Systems category at the recent Towards the Electronic Patient Record (TEPR) conference.”

“With our return to profitability and the strength of our balance sheet, we continue to make the necessary investments to expand our global capabilities and look for appropriate acquisition targets to enhance our therapeutic expertise and strengthen our core business.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11:00 A.M. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the US or (973) 935-2981 for international callers, passcode 7673206 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the US, or (973) 341-3080, for international callers, passcode 7673206. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA and its European Core Lab in Leiden, The Netherlands. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company’s financial projections, the consummation and the successful integration of any potential acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.

FINANCIAL TABLES TO FOLLOW

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/06	06/30/05	06/30/06	06/30/05
Service revenues	7,970	5,450	15,213	10,978
Reimbursement revenues	2,245	1,487	4,311	3,083

Total revenues	$10,215	$6,937	$19,524	$14,061

Costs and expenses:
Cost of revenues	7,364	5,803	14,047	12,174
General & admin. expenses	1,392	1,217	2,765	2,469
Sales & marketing expenses	1,441	1,125	2,888	2,312

Total cost and expenses	10,197	8,145	19,700	16,955

Income (loss) from operations	18	(1,208)	(176)	(2,894)

Interest income - net	115	20	216	15

Income before taxes	133	(1,188)	40	(2,879)
Income tax benefit (provision)	(53)	475	(16)	1,169

Net income (loss)	80	(713)	24	(1,710)

Basic earnings (loss) per share	$0.01	$(0.06)	$0.00	$(0.15)

Weighted average number of shares - basic	11,203	11,103	11,128	11,077

Diluted earnings per share	$0.01	$(0.06)	$0.00	$(0.15)

Weighted average number of shares - diluted	12,171	11,103	12,083	11,077

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Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$12,593	$10,554
Accounts receivable	6,576	6,631
Prepaid expenses and other current assets	1,266	992
Deferred income taxes	1,726	715

Total current assets	22,161	18,892

Property & equipment net	5,378	5,109
Intangibles & goodwill	2,370	2,519
Deferred income taxes	847	1,844
Other assets	430	427

Total assets	$31,186	$28,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,281	$1,681
Accrued expenses and other current liabilities	1,981	2,027
Deferred revenue	9,265	6,255
Current maturities of capital lease obligations	692	874

Total current liabilities	13,219	10,837

Long-term capital lease obligations	275	551
Other liability	214	206

Total liabilities	13,708	11,594

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,482	22,303
Accumulated other comprehensive gain (loss)	16	(62)
Accumulated deficit	(5,023)	(5,047)

Total stockholders’ equity	17,478	17,197

Total liabilities & stockholders’ equity	$31,186	$28,791

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Six Months Ended
	06/30/06	06/30/05
Cash flows from operating activities:
Net income (loss)	24	(1,710)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,054	1,093
Provision for deferred income taxes	16	(1,293)
Bad debt provision	(3)	(11)
Sales leaseback gains	—	16
Non-cash stock based compensation expense	148	1
Loss on foreign currency options	41	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	59	2,241
Increase in prepaid expenses and other current assets	(253)	(31)
(Increase) decrease in other assets	(3)	7
(Decrease) increase in accounts payable	(533)	578
Decrease in accrued expenses and other current liabilities	(46)	(556)
Increase in deferred revenue	3,010	1,137
Increase in other liabilities	8	60

Net cash provided by operating activities	$3,522	$1,532

Cash flows from investing activities:
Purchases of property and equipment	(1,041)	(1,342)

Net cash used in investing activities	$(1,041)	$(1,342)

Cash flows from financing activities:
Payments under equipment lease obligations	(460)	(386)
Premium paid for foreign currency options	(14)	(29)
Proceeds from sales leaseback	—	507
Proceeds from exercise of stock options	32	64

Net cash (used in) provided by financing activities	$(442)	$156

Net increase in cash and cash equivalents	2,039	346
Cash and cash equivalents at beginning of period	10,554	9,650

Cash and cash equivalents at end of period	$12,593	$9,996

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